EXHIBIT 10.15

2004 MOODY’S CORPORATION

COVERED EMPLOYEE CASH INCENTIVE PLAN (as amended, February 10, 2015)

1.	Purpose of the Plan

The purpose of the Plan is to advance the interests of the Company and its stockholders by providing incentives in the form of periodic cash bonus awards to certain management employees of the Company and its Subsidiaries, thereby motivating such employees to attain performance goals established pursuant to the Plan.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.
(b)	Award: A periodic cash bonus award granted pursuant to the Plan.
(c)	Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).
(d)	Board: The Board of Directors of the Company.
(e)	Change in Control: The occurrence of a change in ownership of Moody’s Corporation, a change in the effective control of Moody’s Corporation, or a change in the ownership of a substantial portion of the assets of Moody’s Corporation. For this purpose, a change in the ownership of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group (as determined pursuant to the regulations under Section 409A), acquires ownership of stock of Moody’s Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Moody’s Corporation. A change in effective control of Moody’s Corporation occurs on either of the following dates: (1) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Moody’s Corporation possessing 50 percent or more of the total voting power of the stock of Moody’s Corporation, or (2) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. A change in the ownership of a substantial portion of the assets of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Moody’s Corporation that have a total gross fair market value (as determined pursuant to the regulations under Section 409A) equal to or more than 40 percent of the total gross fair market value of all of the assets of Moody’s Corporation immediately before such acquisition or acquisitions.
(f)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.
(g)	Committee: The Governance and Compensation Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.
(h)	Company: Moody’s Corporation, a Delaware corporation.
(i)	Covered Employee: An employee who is, or who is anticipated to become, a covered employee, as such term is defined in Section 162(m) of the Code (or any successor section thereto) and the Treasury Regulations promulgated thereunder.
(j)	Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 13 of the Plan.
(k)	Participant: A Covered Employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.
(l)	Performance Period: The calendar year or any other period that the Committee, in its sole discretion, may determine.
(m)	Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act or any successor sections thereto.
(n)	Plan: The 2004 Moody’s Corporation Covered Employee Cash Incentive Plan, as amended and restated.
(o)	Shares: Shares of common stock, par value $0.01 per Share, of the Company.
(p)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Administration

The Plan shall be administered by the Committee or such other persons designated by the Board. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 of the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto) and the Treasury Regulations promulgated thereunder. The Committee shall have the authority to select the Covered Employees to be granted Awards under the Plan, to determine the size and

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terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award), to determine the time when Awards will be made and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion, to the extent that any such action taken by the Board is consistent with the applicable provisions of Section 162(m) of the Code. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal. state, local or foreign income or other taxes required by law to be withheld with respect to such payment. To the extent consistent with the applicable provisions of Sections 162(m) of the Code, the Committee may delegate to one or more employees of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

4.	Eligibility and Participation

The Committee shall designate those persons who shall be Participants for each Performance Period. Participants shall he selected from among the Covered Employees of the Company and any of its Subsidiaries who are in a position to have a material impact on the results of the operations of the Company or of one or more of its Subsidiaries.

5.	Awards
(a)	Performance Goals. A Participant’s Award shall be determined based on the attainment of one or more pre-established, objective performance goals established in writing by the Committee, for a Performance Period established by the Committee, (i) at a time when the outcome for the Performance Period is substantially uncertain and (ii) not later than 90 days after the commencement of the Performance Period to which the performance goal relates, but in no event after 25 percent of the relevant Performance Period has elapsed. The performance goals shall be based upon one or more or the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price:; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; (xx) accuracy, stability, quality or performance of ratings; and (xxi) customer or investor satisfaction or value survey results. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the extent consistent with Section 162(m) of the Code, if so determined by the Committee at the time the applicable performance goal is adopted, the Committee may appropriately adjust any evaluation of performance under the performance goal to (A) eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by the Accounting Principles Board, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company or any affiliate. The maximum amount of an Award to any Participant with respect to a performance period of one calendar year or less shall be $5,000,000. The maximum amount of an Award to any Participant with respect to a multi-year performance period shall be the product of $5,000,000 multiplied by the number of years in the performance period.

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(b)	Payment. The Committee shall determine whether, with respect to a Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify in writing and ascertain the amount of the applicable Award. No Awards will be paid for such Performance Period until such certification is made by the Committee. The amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee. The amount of the Award determined by the Committee for a Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period.
(c)	Compliance with Section 162(m) of the Code. The provisions of this Section 5 shall be administered and interpreted in accordance with Section 162(m) of the Code and the Treasury Regulations promulgated thereunder to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards: provided, however. that the Committee may, in its sole discretion, administer the Plan in violation of Section 162(m) of the Code.
(d)	Termination of Employment. Upon a termination of employment by reason of death, disability or retirement, a Participant shall have such rights in any Award theretofore granted to him, if any, as may be prescribed by the Award agreement or in another Company plan or individual agreement. Upon a termination of employment for any reason other than death, disability or retirement prior to the end of any applicable performance period, a Participant shall forfeit all rights in and to any Award theretofore granted to him, unless the Committee, in its sole discretion, shall determine otherwise.

6.	Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant’s consent; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of Section 162(m) of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions relating to Section 10(b) of the Plan after the occurrence of a Change in Control.

7.	No Right to Employment

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8.	Nontransferability of Awards

An award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

9.	Reduction of Awards

Notwithstanding anything to the contrary herein, the Committee, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.

10.	Adjustments Upon Certain Events
(a)	Generally. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, Merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to any affected terms of outstanding Awards.
(b)	Change in Control. In the event that (1) a Participant’s employment is actually or constructively terminated during a given Performance Period (the “Affected Performance Period”) and (ii) a Change in Control shall have occurred within the 365 days immediately preceding the date of such termination, then such Participant shall receive, promptly after the date of such termination. payment pursuant to his or her Award for the Affected Performance Period as if the performance goals for such Performance Period had been achieved at 100%.

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11.	Miscellaneous Provisions

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate).

The company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

12.	Governing Law

The interpretation, performance and enforcement of this Plan and any disputes or controversies arising with respect to the transactions contemplated herein, shall be governed by the laws of the State of Delaware, irrespective of Delaware’s choice of law principles that would apply the law of any other jurisdiction.

13.	Effective Date

The Plan as amended shall be effective as of February 10, 2015.

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